EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Azenta, Inc. of our report dated December 4, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Azenta, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 8, 2026